EXHIBIT H

                      ESTIMATED EXPENSES OF
                MAINE YANKEE ATOMIC POWER COMPANY


 A.    Holding Company Act Filing Fee            $ 2,000.00<F*>

 B.    Services of LeBoeuf, Lamb, Greene
       & MacRae, L.L.P. in connection
       with this filing                            2,000.00<F**>

 C.1.  Commitment fees on available
       amount of short-term promissory
       notes available through bank lines
       of credit                                  52,500.00<F*>

 C.2.  Expenditures (at cost) of Company
       in connection with the issue of
       the Bank Notes and Commercial
       Paper - Professional, clerical,
       stenographic, supplies, travel
       expenses                                    5,000.00<F**>




____________________

<F*>  Actual amount.

<F**> Estimated.  An accurate cost is not available, but is not expected to exceed the estimated amount.